Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN LIFTS FORCE MAJEURE FOR CAUSTIC SODA

CLAYTON, MO, March 20, 2008 – Olin Corporation (NYSE: OLN) announced today that it has lifted a previously imposed system-wide force majeure for caustic soda. The company announced that it has been able to remedy certain key issues that caused the force majeure declaration on February 21.  Previous unplanned production interruptions and upcoming planned outages for maintenance are expected to continue to limit the company’s production capacity until further notice. During that time, the company is expected to operate under an order control program for caustic soda.

Olin declared the force majeure last month after experiencing several circumstances including significant, unexpected operational interruptions in the company's caustic soda production capabilities, including plant shutdowns due to weather related, technical, and equipment issues at several of the company's production facilities.  The company will strive to return to a normal supply situation as soon as production and market conditions allow.

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties, including future demand for chlorine and caustic soda, and the timing of the resolution of various issues with our facilities.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

You should consider these forward-looking statements in light of risk factors discussed above and those in our annual report on Form 10-K for the year ended December 31, 2007, and subsequent periodic filings made with the Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008 - 07